Exhibit 4.1

AMENDED CERTIFICATE OF DESIGNATION
SERIES A-1 CONVERTIBLE PREFERRED SHARES
Of
BioStem Technologies, Inc.

BioStem Technologies, Inc. (the “Corporation, a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Act, the Corporation hereby states as follows:

1. The name of the corporation is BioStem Technologies, Inc. (formerly known as Caribbean International Holdings, Inc.).

2. The amendment to Certificate of Designation of the Series A-1 Convertible Preferred Shares of the Corporation was duly adopted by the Board of Directors of the Corporation, pursuant to its unanimous written consent after first obtaining the unanimous written consent of the holders of all of the Series A-1 Convertible Preferred Shares, $0.001 par value per share, of the Corporation (the “Series Convertible Preferred on May 19, 2016.

3. The amendment is set forth below and amends and restates the Certificate of Designation of the Series A-1 Convertible Preferred shares of the Corporation in its entirety to provide as follows:

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1.
Designation of Series. There shall be a series of Preferred Shares designated as “Series A‑1 Convertible Preferred Shares”, $0.001 par value per share, consisting of 300 shares. Each share of Series A-1 Convertible Preferred Shares shall be referred to herein as a “Series A‑1 Preferred Share”. The Series A-1 Preferred Shares may be issued into fractional shares, each such shall to be entitled, proportionately, to the full rights of the Series A-1 Preferred Shares as herein provided.
2.
Dividends. The Series A-1 Preferred Shares shall not be entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.
3.
Super Voting Rights. Except as otherwise provided herein and as otherwise required by law, each Series A-1 Preferred Share shall have the right to vote for the election of directors or any other purpose based upon the number of common shares such Series A-1 Preferred Share would be converted into, if converted on a fully diluted basis, and multiplied by two million (2,000,000).
4.
Redemption. Series A-1 Preferred Shares are not subject to automatic redemption upon occurrence of any event, nor shall the Corporation or any holder of Series A-1 Preferred Shares have the right at its option to redeem or have redeemed any outstanding Series A-l Preferred Shares.

5.
Liquidation. The following events each shall constitute a “Liquidation Event “as provided herein:
(A)
a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;
(B)
any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of the primary operating business of the Corporation or all or substantially all of the assets of the Corporation; or
(C)
a consolidation or merger of the Corporation which does not result in the Corporation being the surviving entity and/or the current stockholders of the Corporation owning a controlling interest in the surviving entity.

Immediately prior to the consummation of a Liquidation Event, the Series A-1 Preferred Shares shall immediately and automatically convert into shares of Common Stock of the Corporation.

6.
Conversion.
(A)
Series A-1 Preferred Shares shall be convertible in whole but not in part at the option of a majority of the Series A-1 Preferred Stock upon the notification by the holders thereof to the Company that such conversion is desired, provided that all Series A-1 Preferred Shares must make the election. Notwithstanding the above, such conversion shall automatically be deemed to have been effected immediately prior to the Qualified Public Offering, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record Of the Common Stock repurchased thereby at such time.
(B)
Upon any such conversion, the Series A-1 Preferred Shares shall convert into 300 fully paid and non-assessable shares of Common Stock, subject to adjustment on a pro rata basis for any stock splits or reverse splits effected by board resolution from the date of this Amendment through the date of conversion.
(C)
Upon such conversion, each of Series A-1 Preferred Shares shall, surrender such shares, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Series A-1 Preferred Shares being converted to the Corporation free of any adverse interest, at any of the offices to agencies maintained for such purpose by the Corporation. As promptly as practicable after the surrender of such, Series A-1 Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the permissions hereof, in proportion to their Common Stock holdings as of the date of this Designation, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled in cash as provided below.

(D)
No fractional shares of Common Stock shall be issued upon any conversion of flue Series A-1 Preferred Shares. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any Series A-1 Preferred Shares, the Corporation shall make an adjustment there by to the nearest 1/100th of share in cash et the fair market value of the Common Stock as determined in good faith by the Board of Directors, as of the close of business on the business day not preceding the day of conversion
(E)
The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock) on conversion of the Series A-1 Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any involved in the issue or delivery of shares of Common Stock in a name other than Nut of the holder of the Series A-1 Preferred Shares converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery had paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
(F)
The Corporation covenants that all shares of Common Stock which may be delivered upon conversion of the Series A-1 Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. The number of shares of Common Stock required to effect conversion of all Series A-1 Preferred Shares at any given time shall automatically be deemed to be reserved in quantity sufficient to effect such conversion, and the issuance of sham of Common Stock conversion of Series A-1 Preferred Shares is authorized in all respects.
7.
Status of Reacquired Series A-1 Preferred Shares issued and reacquired by the Corporation (including Series A-1 Preferred Shares which have been converted into shares of Common Stock) shall have the status of authorized and unissued shams of Series A-1 Preferred Shares undesignated as to the series, subject to later issuance.
8.
Definitions. For purposes of this Certificate of Designation, “Qualified Public Offering “shall mean the closing of a firm commitment underwritten public offering of Common Shares that raises proceeds of not less than $30 million.

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IN WITNESS WHEREOF, die Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 23rd day of May 2016.

By: /s/ Andrew Van Vurst Andrew Van Vurst Chief Operating Officer